Exhibit 10.10

                         ACQUISITION AND INVESTMENT AGREEMENT

                                       BETWEEN

                          THE REYNOLDS AND REYNOLDS COMPANY

                                         AND

                                THE COBALT GROUP, INC.




                            dated as of November 25, 1997

                                  TABLE OF CONTENTS

1.   ACQUIRED ASSETS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
2.   EXCLUDED ASSETS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
3.   ASSUMED LIABILITIES . . . . . . . . . . . . . . . . . . . . . . . . . . .1
4.   EXCLUDED LIABILITIES. . . . . . . . . . . . . . . . . . . . . . . . . . .1
5.   CONSIDERATION AND DELIVERY. . . . . . . . . . . . . . . . . . . . . . . .1
     5.1    CASH PORTION . . . . . . . . . . . . . . . . . . . . . . . . . . .1
     5.2    SHARE PORTION. . . . . . . . . . . . . . . . . . . . . . . . . . .2
     5.3    DETERMINATION OF DEALERNET REVENUES. . . . . . . . . . . . . . . .3
     5.4    CERTAIN UNDERTAKINGS BY PURCHASER. . . . . . . . . . . . . . . . .3
     5.5    SALES OR TRANSFER TAXES. . . . . . . . . . . . . . . . . . . . . .4
6.   USE BY PURCHASER OF THE TRANSITION ASSETS . . . . . . . . . . . . . . . .4
7.   LEASE OF CERTAIN ASSETS . . . . . . . . . . . . . . . . . . . . . . . . .5
8.   REPRESENTATIONS AND WARRANTIES OF SELLER. . . . . . . . . . . . . . . . .5
     8.1    CORPORATE ACTION; POWER AND AUTHORITY. . . . . . . . . . . . . . .5
     8.2    NO CONFLICT WITH OTHER AGREEMENTS OR LAWS. . . . . . . . . . . . .5
     8.3    ORGANIZATION AND QUALIFICATION . . . . . . . . . . . . . . . . . .5
     8.4    PERSONAL PROPERTY. . . . . . . . . . . . . . . . . . . . . . . . .6
     8.5    LITIGATION; COMPLIANCE WITH LAWS, ETC. . . . . . . . . . . . . . .6
     8.6    LICENSES AND PERMITS . . . . . . . . . . . . . . . . . . . . . . .6
     8.7    CONTRACTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
     8.8    TITLE TO PROPERTIES; ENCUMBRANCES. . . . . . . . . . . . . . . . .6
     8.9    INTELLECTUAL PROPERTY INTANGIBLES. . . . . . . . . . . . . . . . .6
     8.10   CONSENTS AND APPROVALS . . . . . . . . . . . . . . . . . . . . . .7
     8.11   CUSTOMERS AND SUPPLIERS. . . . . . . . . . . . . . . . . . . . . .7
     8.12   BOOKS AND RECORDS. . . . . . . . . . . . . . . . . . . . . . . . .7
     8.13   INVESTMENT INTENT. . . . . . . . . . . . . . . . . . . . . . . . .7
     8.14   FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . .8
     8.15   TAXES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
     8.16   EMPLOYEE MATTERS . . . . . . . . . . . . . . . . . . . . . . . . .8
     8.17   ASSETS MATERIAL TO OPERATION OF THE ACQUIRED BUSINESS. . . . . . .9
9.   REPRESENTATIONS AND WARRANTIES OF PURCHASER . . . . . . . . . . . . . . .9
     9.1    CORPORATE ACTION . . . . . . . . . . . . . . . . . . . . . . . . .9
     9.2    NO CONFLICT WITH OTHER AGREEMENTS OR LAWS. . . . . . . . . . . . .9
     9.3    ORGANIZATION AND QUALIFICATION . . . . . . . . . . . . . . . . . .9
     9.4    FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . 10



     9.5    MATERIAL ADVERSE CHANGE. . . . . . . . . . . . . . . . . . . . . 10
     9.6    LITIGATION; COMPLIANCE WITH LAWS, ETC. . . . . . . . . . . . . . 10
     9.7    TITLE TO PROPERTIES; ENCUMBRANCES. . . . . . . . . . . . . . . . 10
     9.8    CAPITALIZATION . . . . . . . . . . . . . . . . . . . . . . . . . 10
10.  COVENANTS.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     10.1   CONDUCT OF BUSINESS PRIOR TO CLOSING . . . . . . . . . . . . . . 11
     10.2   OTHER TRANSACTIONS . . . . . . . . . . . . . . . . . . . . . . . 11
     10.3   CONSENTS, WAIVERS AND APPROVALS. . . . . . . . . . . . . . . . . 11
     10.4   SUPPLEMENTAL DISCLOSURE. . . . . . . . . . . . . . . . . . . . . 11
     10.5   CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . . . . 12
     10.8   DUE DILIGENCE. . . . . . . . . . . . . . . . . . . . . . . . . . 12
     10.9   AUDIT MATERIALS. . . . . . . . . . . . . . . . . . . . . . . . . 12
11.  CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER. . . . . . . . . . . . 12
     11.1   REPRESENTATIONS. . . . . . . . . . . . . . . . . . . . . . . . . 12
     11.2   COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     11.3   NO INJUNCTION, ETC . . . . . . . . . . . . . . . . . . . . . . . 13
     11.4   OPINION OF COUNSEL . . . . . . . . . . . . . . . . . . . . . . . 13
     11.5   INCUMBENCY . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     11.6   CONSENTS, WAIVERS AND APPROVALS. . . . . . . . . . . . . . . . . 13
     11.7   ABSENCE OF SELLER MATERIAL ADVERSE CHANGES . . . . . . . . . . . 13
     11.8   ALLOCATION AGREEMENT . . . . . . . . . . . . . . . . . . . . . . 13
     11.9   ASSIGNMENT AGREEMENT . . . . . . . . . . . . . . . . . . . . . . 13
12.  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER . . . . . . . . . . . . . 13
     12.1   REPRESENTATIONS. . . . . . . . . . . . . . . . . . . . . . . . . 13
     12.2   COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     12.3   CERTIFIED RESOLUTIONS. . . . . . . . . . . . . . . . . . . . . . 14
     12.4   OPINION OF COUNSEL . . . . . . . . . . . . . . . . . . . . . . . 14
     12.5   NO INJUNCTION, ETC . . . . . . . . . . . . . . . . . . . . . . . 14
     12.6   CONSENTS, WAIVERS AND APPROVALS. . . . . . . . . . . . . . . . . 14
     12.7   INCUMBENCY . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     12.8   ASSIGNMENT AGREEMENT . . . . . . . . . . . . . . . . . . . . . . 14
     12.9   ALLOCATION AGREEMENT . . . . . . . . . . . . . . . . . . . . . . 14
13.  MUTUAL COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
14.  CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     14.1   TIME AND PLACE . . . . . . . . . . . . . . . . . . . . . . . . . 14
     14.2   TRANSACTIONS AT THE CLOSING. . . . . . . . . . . . . . . . . . . 15
     14.3   CERTAIN DEFAULTS . . . . . . . . . . . . . . . . . . . . . . . . 15
15.  EMPLOYEES OF THE ACQUIRED BUSINESS. . . . . . . . . . . . . . . . . . . 15
     15.1   GENERAL. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15



     15.2   TERMINATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . 15
16.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . . 16
17.  TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     17.1   GROUNDS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     17.2   EFFECT OF TERMINATION. . . . . . . . . . . . . . . . . . . . . . 17
18.  MISCELLANEOUS SERVICES. . . . . . . . . . . . . . . . . . . . . . . . . 17
19.  INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
     19.1   LOSSES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
     19.2   INDEMNIFICATION BY SELLERS . . . . . . . . . . . . . . . . . . . 17
     19.3   INDEMNIFICATION BY PURCHASER . . . . . . . . . . . . . . . . . . 17
     19.4   PROCEDURES FOR INDEMNIFICATION . . . . . . . . . . . . . . . . . 17
     19.5   DEFENSE OF THIRD PARTY CLAIMS. . . . . . . . . . . . . . . . . . 18
     19.6   LIMITATIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . 20
20.  TRANSACTION EXPENSES. . . . . . . . . . . . . . . . . . . . . . . . . . 20
     20.1   BROKERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     20.2   EXPENSES . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
21.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
     21.1   ACCOUNTING RECORDS . . . . . . . . . . . . . . . . . . . . . . . 21
     21.2   NOTICE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
     21.3   ASSIGNMENT; BINDING EFFECT . . . . . . . . . . . . . . . . . . . 21
     21.4   HEADINGS; EXHIBITS AND SCHEDULES . . . . . . . . . . . . . . . . 21
     21.5   COUNTERPARTS . . . . . . . . . . . . . . . . . . . . . . . . . . 21
     21.6   INTEGRATION OF AGREEMENT . . . . . . . . . . . . . . . . . . . . 21
     21.7   TIME OF ESSENCE. . . . . . . . . . . . . . . . . . . . . . . . . 22
     21.8   GOVERNING LAW. . . . . . . . . . . . . . . . . . . . . . . . . . 22
     21.9   DISCLOSURE . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
     21.10  PARTIAL ILLEGALITY OR UNENFORCEABILITY . . . . . . . . . . . . . 22
     21.11  SINGULAR OR PLURAL . . . . . . . . . . . . . . . . . . . . . . . 22
     21.12  NO THIRD PARTY BENEFICIARIES . . . . . . . . . . . . . . . . . . 22
     21.13  ARBITRATION. . . . . . . . . . . . . . . . . . . . . . . . . . . 22
     21.14  "PERSON.". . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
     21.15  "BEST EFFORTS.". . . . . . . . . . . . . . . . . . . . . . . . . 23
     21.16  "INCLUDING." . . . . . . . . . . . . . . . . . . . . . . . . . . 23
     21.17   FURTHER ASSURANCES. . . . . . . . . . . . . . . . . . . . . . . 23
22.  CERTAIN CONSENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . 23

                                  LIST OF SCHEDULES

A              Definitions
B              Acquired Assets
B-1            Customers of the Acquired Business
B-2            Contracts
C              Excluded Assets
D              Disclosure Schedule
E              Financial Statements
F              Addresses
G              Lease Assets
H              Purchaser's Charter Documents
I              Purchaser's Capitalization
J              Miscellaneous Transition Services
K              Certain Obligations of Purchaser


                                   LIST OF EXHIBITS


1              Form of Registration Agreement
2              Form of Equipment Lease
3              Opinion of Seller's Counsel
4              Form of Assignment Agreement
5              Opinion of Purchaser's Counsel
6              Form of Allocation Agreement
7              Form of Shareholders Agreement



                                ACQUISITION AGREEMENT

                                      RECITALS:

       Capitalized terms used in this Agreement have the meanings set forth in the attached Schedule A.

       Purchaser desires to purchase and Seller desires to sell to Purchaser certain of the assets used in the Acquired Business, all on the terms and subject to the conditions set forth in this Agreement.

       The Parties agree as follows:

                                     AGREEMENT:

1. ACQUIRED ASSETS. Purchaser agrees to purchase and Seller agrees to sell, assign and deliver to Purchaser as of the Effective Time, all of Seller's right, title and interest in, to and under the Acquired Assets, free and clear of any Lien except the Permitted Encumbrances.

2. EXCLUDED ASSETS. Purchaser will not acquire any right, title or interest of Seller in, to or under any of the Excluded Assets.

3. ASSUMED LIABILITIES. As of the Effective Time, Purchaser will assume and become liable for the Assumed Liabilities.

4. EXCLUDED LIABILITIES. Purchaser will not assume or become liable for any Excluded Liabilities.

5. CONSIDERATION AND DELIVERY. The consideration for the Acquired Assets will be (a) assumption of the Assumed Liabilities by Purchaser, plus (b) payment by Purchaser of the Purchase Price according to this Section 5.

       5.1 CASH PORTION. Purchaser will pay to Seller the sum of $500,000 as described in this Section 5.1. With respect to each calendar quarter described below, and subject to the following sentence, (a) Purchaser shall pay to Seller by wire transfer of immediately available funds on the applicable due date set forth below an amount equal to the product of (i) one and one-half (1.5), multiplied by (ii) an amount equal to twenty-five percent (25%) of DealerNet Revenues for the first two (2) months of the applicable quarter, and
(b) if the payment for either of the first two (2) quarters under clause (a) exceeds an amount equal to twenty-five percent (25%) of DealerNet Revenues for the entirety of such quarter as shown in the applicable DealerNet Revenue Statement, Purchaser shall deduct such excess from the payment for the immediately succeeding quarter, and if the payment for either of the first two
(2) quarters under clause (a) is less than an amount equal to twenty-five percent (25%) of DealerNet Revenues for the entirety of such quarter as shown in the applicable DealerNet Revenue Statement, Purchaser shall add the amount of the deficiency to the payment for the immediately succeeding quarter.

       CALENDAR QUARTER       DUE DATE
       ----------------       --------
       12/l/97 - 2/28/98      3/20/98
       3/l/98 - 5/31/98       6/20/98
       6/l/98 - 8/31/98       9/20/98
       9/l/98 - 11/30/98      12/20/98


Notwithstanding anything to the contrary in this Agreement, (x) in no event shall Purchaser be required to pay more than $500,000 in the aggregate under this Section 5.1; and (y) if the aggregate of the four payments described above is less than $500,000, then Purchaser shall pay any such deficiency to Seller simultaneously with the fourth and final payment.

       5.2 SHARE PORTION. Purchaser will issue Acquisition Shares to Seller (or pay cash by wire transfer of immediately available funds in lieu of Acquisition Shares) as described in this Section 5.2.

               (a) Within (30) days after the Triggering Event, Purchaser shall issue to Seller certificates for the Fixed Acquisition Shares. The Fixed Acquisition Shares shall be issued in accordance with Section 5.2(c). If no Triggering Event occurs prior to a Payment Event, then, in lieu of the Fixed Acquisition Shares, Purchaser shall pay to Seller the sum of $300,000 by wire transfer of immediately available funds on the effective date of the Payment Event.

               (b) Within thirty (30) days after the Triggering Event, Purchaser shall issue to Seller the Variable Acquisition Shares; provided, however, that if the Triggering Event occurs prior to the first anniversary of the Effective Time, Purchaser shall not be obligated to issue such Acquisition Shares to Seller until thirty (30) days after the first anniversary of the Effective Time. The Variable Acquisition Shares shall be issued in accordance with Section 5.2(c). If no Triggering Event occurs prior to a Payment Event, then, in lieu of the Variable Acquisition Shares, Purchaser shall pay to Seller an amount equal to the lesser of (but not less than $0): (i) $400,000, or (ii) the difference of (A) sixty-six percent (66%) of DealerNet Revenues for the first twelve months following the Effective Time, less (B) $800,000, by wire transfer of immediately available funds on the later of the effective date of the Payment Event or the first anniversary of the Effective Time; provided that if the Payment Event occurs prior to the first anniversary of the Effective Time, then "DealerNet Revenues for the first twelve months following the Effective Time" shall be determined by multiplying the average monthly DealerNet Revenues for that number of full calendar months completed prior to the Payment Event by twelve (12).

               (c) The Acquisition Shares will be duly and validly authorized and issued, fully paid and nonassessable.

               (d) In the event that any securities of Purchaser are at any time on or before the fifth (5th) anniversary of the Effective Time changed into or exchanged for a different number or kind of securities or other consideration by reason of any merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination or otherwise, then all provisions of this Agreement, if any, in respect to such securities shall refer to such other securities or consideration with appropriate adjustments (as determined by agreement of the Parties, or, failing agreement within thirty (30) days after the effective date of the applicable event, by arbitration pursuant to
Section 21.13) to the Cobalt Share Price.

               (e) On the first date that Seller receives any Acquisition Shares, Seller shall, as a condition to Purchaser's obligation to issue the Acquisition Shares to Seller, execute and deliver to Purchaser endorsements to the Registration Agreement and the Shareholders Agreement which shall be in a form reasonably satisfactory to Seller and Purchaser and which shall have the effect of adding Seller as a party to each of those agreements.

       5.3 DETERMINATION OF DEALERNET REVENUES. Purchaser will deliver to Seller a DealerNet Revenue Statement no later than thirty (30) days after the end of each calendar quarter identified in Section 5.1. Seller shall have the right to conduct a single audit of Purchaser's records at Purchaser's premises during normal business hours upon ten (10) days prior notice at any time after receipt of the DealerNet Revenue Statement for the final quarter identified in
Section 5.1 and before the six (6)-month anniversary of receipt of that DealerNet Revenue Statement. Purchaser shall provide Seller access to all records reasonably requested by Seller to verify Purchaser's determination of the DealerNet Revenues for all quarters identified in Section 5.1. In the event Seller's audit reveals any discrepancies between the DealerNet Revenues audited and the same DealerNet Revenues as reflected in a DealerNet Revenue Statement, then Seller shall notify Purchaser of the discrepancy. The Parties will have thirty (30) days from the date of Seller's notice to resolve the discrepancy.
If the Parties do not resolve the discrepancy within such time, either Seller or Purchaser may submit the dispute to the Independent Auditors for resolution, and such resolution will be final and binding on the Parties. The fees and expenses of the Independent Auditors will be borne by Seller and Purchaser in proportion to the respective differences between their positions submitted to the Independent Auditors and the final determination of the Independent Auditors. The audit shall be at Seller's cost and expense unless the amount of any discrepancy as finally determined by agreement of the Parties or by the Independent Auditors is greater than five percent (5%) of the DealerNet Revenues for the one-year period immediately following the Effective Time, in which case Purchaser shall reimburse Seller for Seller's reasonable out-of-pocket costs and expenses in connection with the audit.

       5.4     CERTAIN UNDERTAKINGS BY PURCHASER.

               (a) Purchaser agrees that, from and after the Effective Time, Purchaser will (i) use substantially the same efforts to market and sell and/or license to DealerNet Dealers those products and services that would result in Service Revenues as Purchaser makes with respect to marketing similar products and services to its other customers and to provide substantially similar levels of service and support to DealerNet Dealers as provided to other customers, and
(ii) provide to DealerNet Dealers and/or with respect to products and services that would result in Service Revenues substantially the same credit and payment terms (including Purchaser's discounting, billing and collection practices) as Purchaser provides to its other customers or follows with respect to its other products and services. Where services and/or products that would generate Service Revenues are sold at a discount to list price, such discount shall be granted only in the Ordinary Course of Business.

               (b) Purchaser agrees that from and after the Effective Date and continuing until the earlier of (i) the occurrence of the Triggering Event and issuance of all Acquisition Shares under Section 5.2 or (ii) the occurrence of a Payment Event and payment to Seller of all amounts due under Section 5.2, Purchaser will comply with its obligations described in Schedule K.

               (c) Purchaser agrees that with respect to the Fixed Acquisition Shares, Purchaser shall provide to Seller for Seller's approval (which shall not be unreasonably withheld or delayed) prior to issuance of the Fixed Acquisition Shares, all amendments to Purchaser's Articles of Incorporation and any other documents or instruments which Purchaser proposes to set forth the terms of such Acquisition Shares. Such amendment(s) and/or other documents or instruments will be provided to Seller reasonably in advance of the same becoming effective. Seller's approval shall be limited to confirming that the terms of the Fixed Acquisition Shares are as required by this Agreement.

               (d) Purchaser and Seller shall take all actions required to effect the issuance of the Acquisition Shares according to this Agreement in compliance with the Act and all other applicable state and federal securities laws.

       5.5 SALES OR TRANSFER TAXES. Purchaser will pay (or reimburse Seller, as applicable) all sales or transfer taxes, recording fees and similar fees or charges arising out of the transfer of the Acquired Assets contemplated by this Agreement.

6.     USE BY PURCHASER OF THE TRANSITION ASSETS.  Seller shall permit
Purchaser to use the Transition Assets during the Transition Period as described in this Section 6. The Transition Assets shall at all times remain the sole and exclusive property of Seller and shall remain on Seller's premises in the Westlake Center, except as set forth in Schedule G. Seller shall provide Purchaser access to the Transition Assets during normal business hours and in the event of emergencies and Purchaser shall not disrupt the operations of Seller at such location. Subject to the following sentence and Purchaser's obligations under Section 19.3, use of the Transition Assets shall be at no cost to Purchaser. In the event of any breakdown or failure in the Transition Assets, Seller shall arrange for repair of the Transition Assets and Purchaser shall reimburse Seller for the cost of repair. Seller expressly disclaims any representation or warranty as to the quality or condition of any of the Transition Assets and Purchaser acknowledges that its use of the Transition Assets shall be Purchaser's sole and exclusive risk. Except for the obligations expressly set forth in this Section 6, Seller shall have no liability or obligation to Purchaser in respect of the use or performance of the Transition Assets.

7. LEASE OF CERTAIN ASSETS. If Purchaser so elects (as evidenced by written notice to Seller no later than thirty (30) days prior to expiration of the Transition Period), Purchaser may lease one or more of the Lease Assets from Seller, at the rental rate in Schedule G, for a period of up to one year, terminable by Purchaser on ninety (90) days prior notice as to each Lease Asset (the lease will provide for a purchase option on termination at the prices in Schedule G). Purchaser's notice shall identify the Lease Assets Purchaser wishes to lease. All other terms of the lease will be as set forth in the Equipment Lease, which the Parties shall execute promptly upon receipt of Purchaser's election.

8. REPRESENTATIONS AND WARRANTIES OF SELLER. Except as expressly set forth to the contrary in the applicable section of the Disclosure Schedule, Seller represents and warrants to Purchaser as follows:

       8.1 CORPORATE ACTION; POWER AND AUTHORITY. Seller has taken all action required by its Articles of Incorporation and Code of Regulations or otherwise to authorize the execution and consummation of the Seller Agreements. When executed by Seller, the Seller Agreements will constitute the valid and legally binding obligations of Seller, enforceable in accordance with their terms, except that enforceability may be limited by applicable equitable principles or bankruptcy, insolvency, or similar laws affecting the enforcement of creditors rights generally. Seller has full power and authority to execute and consummate the Seller Agreements.

       8.2 NO CONFLICT WITH OTHER AGREEMENTS OR LAWS. The execution and consummation by Seller of the Seller Agreements will not (a) violate the terms of Seller's Articles of Incorporation or Code of Regulations or any Order, instrument, agreement, mortgage, commitment or understanding, written or oral, to which Seller is a party, or by which Seller or any of its properties is bound, (b) conflict with, result in a breach of, constitute (with or without notice or lapse of time or both) a default under or give any person any right to terminate, modify, accelerate or otherwise change the existing obligations of Seller under any such Order, instrument, agreement, mortgage, commitment or understanding, (c) result in the creation or imposition of any Lien upon Seller or its properties or assets, (d) violate any Applicable Law, or (e) violate, contravene or conflict with or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify any Governmental Authorization.

       8.3 ORGANIZATION AND QUALIFICATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of Ohio. Seller has full power and authority to carry on its businesses as they are now being conducted and to own and lease the properties and assets which it now owns or leases. Seller is duly qualified to carry on business as a foreign corporation in the State of Washington and in each other state where the failure to be so qualified could have a material adverse impact on the Acquired Assets or the financial condition of Seller.

       8.4 PERSONAL PROPERTY. Section 8.4 of the Disclosure Schedule sets forth a complete and correct list of all material items of Personal Property owned or used by Seller in connection with the Acquired Business.

       8.5 LITIGATION; COMPLIANCE WITH LAWS, ETC. There is no Proceeding pending, or, to Seller's Knowledge, threatened, against Seller in respect of the Acquired Business or the Acquired Assets. There is no Order outstanding against Seller with respect to the Acquired Business or any of the Acquired Assets. Seller is not aware of and Seller has not received any notice of any actual or alleged violation of any Applicable Law with respect to the Acquired Business or any of the Acquired Assets.

       8.6 LICENSES AND PERMITS. Seller has obtained all Governmental Authorizations from all applicable Governmental Bodies required in connection with the conduct of the Acquired Business or the ownership or operation of any of the Acquired Assets where the failure to obtain any such Governmental Authorization could have a material adverse effect on the Acquired Business or any of the Acquired Assets.

       8.7 CONTRACTS. (a) Except for those items disclosed in Section 8.7(a) of the Disclosure Schedule and the Contracts, Seller is not a party to or any written or oral contracts, commitments, agreements, leases, purchase orders, sales orders or licenses in connection with the Acquired Business or any of the Acquired Assets. Correct and complete (in all material respects) copies of all written Contracts and all other items required to be disclosed in Section 8.7(a) of the Disclosure Schedule have been delivered to Purchaser.

               (b) Seller is not in default under and, to Seller's Knowledge, no condition exists which, with notice or the passage of time, or both, would constitute a default by Seller under any of the Contracts.

       8.8 TITLE TO PROPERTIES; ENCUMBRANCES. Seller has good and marketable title to all of the Acquired Assets, and at the Effective Time shall convey such title to Purchaser, free and clear of any Liens except the Permitted Encumbrances. The Acquired Assets are located only at those locations described in Section 8.8 of the Disclosure Schedule.

       8.9 INTELLECTUAL PROPERTY INTANGIBLES. (a) Section 8.9(a) of the Disclosure Schedule contains a complete and accurate list of all contracts, agreements, licenses or commitments, written or oral, relating to the Intellectual Property Intangibles used in the Acquired Business to which Seller is a party, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $2,500 under which Seller is the licensee. There are no outstanding and, to Seller's Knowledge, no threatened disputes or disagreements with respect to any such contract, agreement, license or commitment.

               (b) The Intellectual Property Intangibles included in the Acquired Assets are all Intellectual Property Intangibles material to the operation of Acquired Business as currently conducted.

               (c) All Marks included in the Acquired Assets have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or Taxes or actions falling due within ninety days after the Effective Time. No such Mark has been or is now involved in any opposition, invalidation, or cancellation or Proceeding and, to Seller's Knowledge, no such Proceedings are threatened with the respect to any of such Marks. To Seller's Knowledge, there is no potentially interfering trademark or trademark application of any third party in connection with any such Mark, and no such Mark is infringed or, to Seller's Knowledge, has been challenged or threatened in any way.

               (d) None of the Intellectual Property Intangibles included in the Acquired Assets infringes the Proprietary Rights of others.

       8.10 CONSENTS AND APPROVALS. No Governmental Authorization, filing with any Governmental Body or waiver, consent or approval from or filing with any other person is required for Seller to consummate the Seller Agreements without creating a default (or event which with notice, lapse of time or both would constitute a default) or liability.

       8.11    CUSTOMERS AND SUPPLIERS.

               (a) Schedule B-1 contains a list of the customers of the Acquired Business. Seller has delivered (or, with respect to customer contracts, as of the Effective Time will have delivered) to Purchaser complete copies of all agreements, contracts or commitments with such customers which relate to the Acquired Business, all of which are included in the Contracts.

               (b) Seller has delivered to Purchaser a list of the suppliers of the Acquired Business. Seller has delivered to Purchaser complete copies of all agreements, contracts or commitments with such suppliers which relate to the Acquired Business.

       8.12 BOOKS AND RECORDS. The books and records included in the Acquired Assets and all books and records of the Subsidiaries are correct in all material respects.

       8.13 INVESTMENT INTENT. Seller acknowledges that the Acquisition Shares to be issued according to Section 5 will be issued in transactions exempt from registration under Act and applicable state securities laws, and that Purchaser is relying on the representations, warranties and covenants of Seller in this Section as the basis for Purchaser's determination that such exemptions are available. Accordingly, Seller represents, warrants and covenants that:

               (a) Seller is acquiring the Acquisition Shares for investment purposes only and without a view to the resale thereof until such time as such resale has been registered (or exemptions from registration perfected) under the Act and all applicable state securities laws. Seller will not sell, encumber, dispose or otherwise transfer (collectively, "TRANSFER") any right or interest in the Acquisition Shares, whether voluntarily, by gift, operation of law, testamentary disposition or otherwise, unless such Transfer has been registered (or an exemption from registration has been perfected) under the Act and applicable state securities laws.

               (b) Seller is an accredited investor as that term is defined in the rules and regulations promulgated under the Act. Seller is aware of the risks inherent in an investment in the Acquisition Shares.

               (c) Seller has had access to such information about Purchaser and its operations and prospects as Seller deems necessary to evaluate fully an investment in the Acquisition Shares.

       8.14 FINANCIAL STATEMENTS. The DealerNet Financial Statements and the Pro Forma are attached to Section 8.14 of the Disclosure Schedule. The DealerNet Financial Statements were prepared consistent with other product line financial statements of Seller and were derived from internal financial statements prepared in accordance with GAAP, including allocations of various items. The Pro Forma was derived from the DealerNet Financial Statements.
Section 8.14 contains a list of all Services Revenues for any period after the Effective Time which have been prepaid. Except for (a) the liabilities disclosed or reserved against in DealerNet Financial Statements, and (b) current liabilities incurred by Seller in the Ordinary Course of Business since September 30, 1997, Seller does not have any material liability or obligation, whether known or unknown, accrued, absolute, contingent or otherwise, arising out of the Acquired Business.

       8.15 TAXES. Seller has filed all tax returns that it has been required to file and all such tax returns are true and correct in all material respects. As to those taxes imposed for which Seller is or could be liable in respect of the Acquired Business or any of the Acquired Assets: (a) Seller has complied with all Applicable Laws related to such taxes and applicable agreements; and (b) all such taxes required to be paid by Seller prior to the date of this Agreement have been timely paid (and those required to be paid after the date of this Agreement but prior to the Effective Time will have been timely paid). Seller has withheld and paid all taxes required to be withheld and paid in connection with amounts paid or owing to any employee.

       8.16 EMPLOYEE MATTERS. Section 8.16 of the Disclosure Schedule sets forth a correct list of all employees of Seller who are employed solely in connection with the Acquired Business. All such employees are employees at will. With respect to all such employees, Seller has been conducting the Acquired Business in compliance with all Applicable Laws relating to employment and employment practices, wages and hours, and non-discrimination in employment. Except for payments of wages, commissions, benefits and employment-related taxes (including withholding) in the Ordinary Course of Business and the payment of severance to DealerNet Employees upon termination as contemplated by Section 15, Seller is not liable for any wages, commissions or benefits or employment-related taxes (including withholding) or any penalties for failure to timely pay any of the foregoing or otherwise failing to comply with Applicable Laws related to occupational health and safety, labor relations or other employment-related matters. To Seller's Knowledge, no current employee of the Acquired Business is subject to any valid and enforceable agreement that would prohibit that employee from performing substantially similar services for Purchaser after the Effective Time.

       8.17 ASSETS MATERIAL TO OPERATION OF THE ACQUIRED BUSINESS. Except for the lease of

Seller's Westlake Center facility, cash, receivables and the Transition Assets, the Acquired Assets constitute all assets of Seller which are necessary for the operation of the Acquired Business in the Ordinary Course of Business.

EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES IN THIS SECTION 8, SELLER DOES NOT MAKE AND HEREBY DISCLAIMS ANY AND ALL OTHER EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE ACQUIRED ASSETS, THE ASSUMED LIABILITIES OR THE ACQUIRED BUSINESS, INCLUDING, WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

9. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to Seller as follows (Purchaser shall be deemed to have repeated the representations and warranties in Sections 9.1, 9.2 and 9.3, and only those representations and warranties, simultaneously with each issuance of Acquisition Shares under Section 5.2):

       9.1 CORPORATE ACTION. Purchaser has taken all action required by its Articles of Incorporation and Bylaws or otherwise to authorize the execution and consummation of the Purchaser Agreements. When executed by Purchaser, the Purchaser Agreements will constitute the valid and legally binding obligations of Purchaser enforceable in accordance with their terms, except that enforceability may be limited by applicable equitable principles or bankruptcy, insolvency, or similar laws affecting the enforcement of creditors rights generally.

       9.2 NO CONFLICT WITH OTHER AGREEMENTS OR LAWS. The execution and consummation by Purchaser of the Purchaser Agreements will not (a) violate the terms of Purchaser' Articles of Incorporation or Bylaws or any instrument, agreement, judgment or decree to which Purchaser is a party, or by which Purchaser or any of its properties is bound, (b) be in conflict with, result in a breach of or constitute (with giving of notice or lapse of time or both) a default under any such instrument, agreement, judgment or decree, (c) result in the creation or imposition of any Lien upon Purchaser or its properties or assets, or (d) violate any Applicable Law.

       9.3 ORGANIZATION AND QUALIFICATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. Purchaser has full power and authority to execute and consummate the Purchaser Agreements. Complete and correct copies of Purchaser's Articles of Incorporation and Bylaws, as amended, are attached as Schedule H. No event has occurred or fact exists which (with or without notice, lapse of time or both) would constitute a violation of any of the provisions of Purchaser's Articles of Incorporation or Bylaws.

       9.4     FINANCIAL STATEMENTS.

               (a) Attached as Schedule E are copies of the Purchaser Financial Statements. The Purchaser Financial Statements: (i) are correct and complete in all material respects, (ii) fairly present the financial condition of Purchaser as of the respective dates thereof and the results of operations, changes in stockholders equity and cash flow of Purchaser for the applicable periods, and (iii) were prepared in accordance with GAAP consistently applied. Except as may be reflected in the notes to the Purchaser Financial Statements, the Purchaser Financial Statements do not contain any items of nonrecurring income or loss or other income or loss not earned or incurred in the Ordinary Course of Business.

               (b) Except for (i) the liabilities of Purchaser disclosed or reserved against in the 6/30/97 Balance Sheet, and (ii) current liabilities incurred by Purchaser in the Ordinary Course of Business since June 30, 1997, Purchaser does not have any material liability or obligation, whether known or unknown, accrued, absolute, contingent or otherwise.

               (c) No default exists and, to Purchaser's Knowledge, no event has occurred or fact exists that (with or without notice, lapse of time or both) would constitute a default as to any of the material liabilities of Purchaser.

       9.5 MATERIAL ADVERSE CHANGE. Since June 30, 1997 no event has occurred which has had (or is reasonably likely to have) a material adverse effect on Purchaser's financial condition or business prospects.

       9.6 LITIGATION; COMPLIANCE WITH LAWS, ETC. There is no Proceeding pending, or, to Purchaser's Knowledge, threatened, against Purchaser. There is no Order outstanding against Purchaser. Purchaser is not aware of and Purchaser has not received any notice of any actual or alleged violation of any Applicable Law.

       9.7 TITLE TO PROPERTIES; ENCUMBRANCES. Except for assets disposed of in the Ordinary Course of Business since the date of the respective Purchaser Financial Statements, Purchaser has good and marketable title to all of the assets reflected in the Financial Statements, free and clear of any Liens except the Permitted Encumbrances.

       9.8 CAPITALIZATION. The authorized equity and other securities of Purchaser are described in Schedule I. The outstanding equity or other securities of Purchaser are held as described in Schedule I. Except as set forth in Schedule I, Purchaser is not a party to, and, to Purchaser's Knowledge, there are no contracts, agreements or commitments relating to the issuance, voting, redemption, registration, or after of any equity or other securities of Purchaser (complete copies of all such contracts, agreements and commitments have been delivered to Seller). The documents and instruments containing the terms of all equity or other securities of Purchaser are identified in
Schedule I and complete copies of those documents and instruments have been delivered to Seller.

EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES IN THIS SECTION 9, PURCHASER DOES NOT MAKE AND HEREBY DISCLAIMS ANY AND ALL OTHER EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES WITH RESPECT TO PURCHASER OR ITS ASSETS, LIABILITIES OR BUSINESS.

10.    COVENANTS.  The Parties covenant and agree as follows:

       10.1 CONDUCT OF BUSINESS PRIOR TO CLOSING. Until the Effective Time, and unless the other Party otherwise consents in writing, Seller will operate the Acquired Business and Purchaser will operate its business, each substantially as previously operated, as contemplated by this Agreement and only in the Ordinary Course of Business (provided that Seller shall not be required to add 1998 model year information to the DealerNet site and Purchaser acknowledges that the current employees of the Acquired Business have been informed of the potential sale or discontinuation of the Acquired Business).

       10.2 OTHER TRANSACTIONS. Seller will deal exclusively and in good faith with Purchaser regarding a Sale Transaction and will not, and will direct Seller's officers, directors, financial advisors, accountants, agents and counsel not to, (i) solicit submission of offers from any person relating to a Sale Transaction, (ii) participate in any discussions or negotiations regarding, or furnish any nonpublic information to any person regarding any Sale Transaction by any person other than Purchaser, or (iii) enter into any agreement or understanding, whether oral or written, that would have the effect of preventing consummation of this Agreement. If Seller and its representatives or agents should receive any proposal for a Sale Transaction or any inquiry regarding such proposal from a third party, Seller will promptly so inform Purchaser.

       10.3 CONSENTS, WAIVERS AND APPROVALS. The Parties will use their respective best efforts to obtain prior to the Closing all consents, waivers, approvals, and releases, and will duly and timely make all filings (including Governmental Authorizations and filings with Governmental Bodies), in each case as necessary to effect the transactions contemplated hereby. All such consents, waivers, releases, approvals and filings will be in writing and in form and substance reasonably satisfactory to the other Party.

       10.4 SUPPLEMENTAL DISCLOSURE. Seller will have the continuing obligation up to and including the Closing Date to supplement promptly or amend the Disclosure Schedule with respect to any matter subsequently arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or listed in the Disclosure Schedule. Any such supplemental disclosure will be deemed to have been disclosed as of the date of this Agreement if Purchaser proceeds with the Closing following receipt of such supplemental disclosure.

       10.5 CONDITIONS PRECEDENT. The Parties will use their best efforts in good faith to satisfy the conditions set forth in Sections 11 and 12 hereof.

       10.8 DUE DILIGENCE. Seller will give Purchaser and its counsel, accountants and other representatives full access during normal business hours to such books, records, and assets of Seller used in the Acquired Business, and Seller will furnish Purchaser with such information concerning the affairs of the Acquired Business, in each case as Purchaser may reasonably request to verify the representations and warranties contained in this Agreement. Such examinations will be conducted in such a manner so as not to unreasonably disrupt the normal business operations of Seller. Seller will deliver to Purchaser correct and complete copies of all documents referred to in the Disclosure Schedule. Purchaser will give Seller and its counsel, accountants and other representatives full access during normal business hours to such books, records, and assets of Purchaser, and Purchaser will furnish Seller with such information concerning the affairs of Purchaser, in each case as Seller may reasonably request to verify the representations and warranties contained in this Agreement. Such examinations will be conducted in such a manner so as not to unreasonably disrupt the normal business operations of Purchaser. Purchaser will deliver to Seller correct and complete copies of all documents reasonably requested by Seller in the course of such examinations.

       10.9 AUDIT MATERIALS. Seller will provide Purchaser and its accountants, counsel and other representatives full access to such books, records, files and other information of Seller as may be required by Seller to conduct and complete a full financial audit of the Acquired Business for the period from acquisition of the Acquired Business by Seller until the Effective Time. Such audit shall be conducted on Seller's premises and during normal business hours. Purchaser shall bear all costs associated with such audit. Seller will within 120 days after the Effective Time prepare and deliver to Seller unaudited financial statements for the Acquired Business which shall be derived from Seller's internal financial statements for its "DealerNet" business unit and modified to eliminate Excluded Assets, Excluded Liabilities and those business operations which are not part of the Acquired Business.

11. CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER. The obligation of Purchaser to consummate this Agreement will be subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived by Purchaser in writing.

       11.1 REPRESENTATIONS. The representations and warranties made by Seller in Section 8 will be true and correct in all material respects on the Closing Date as though such representations and warranties had been made on such date (without giving any effect to any subsequent disclosure pursuant to Section 10.5) and Seller will deliver to Purchaser a certificate dated as of the Closing Date to the foregoing effect.

       11.2 COVENANTS. Seller will have performed in all material respects all of the covenants, acts and undertakings to be performed by it on or prior to the Closing Date, and Seller will deliver to Purchaser a certificate dated as of the Closing Date to the foregoing effect.

       11.3 NO INJUNCTION, ETC. No Proceeding or legislation will have been instituted, threatened or proposed to enjoin, prohibit, or obtain substantial damages in respect of this Agreement, or which is related to the Acquired Assets, the Assumed Liabilities, or the Acquired Business.

       11.4 OPINION OF COUNSEL. An opinion of counsel for Seller will have been delivered to Purchaser, dated as of the Closing Date, in form and substance reasonably satisfactory to Purchaser and its counsel and containing the opinions identified in Exhibit 3.

       11.5 INCUMBENCY. Seller will have delivered a certificate of incumbency executed by the president and secretary of Seller confirming the authority of each officer of Seller who executes any of the Seller Agreements and any documents or instruments delivered at the Closing.

       11.6 CONSENTS, WAIVERS AND APPROVALS. Purchaser will have received a true and correct copy of each consent, waiver, approval, release or filing required to be obtained or made under Section 10.3, and each such consent, waiver, approval, release or filing shall be in full force and effect.

       11.7 ABSENCE OF SELLER MATERIAL ADVERSE CHANGES. Since September 30, 1997, Seller shall not have suffered or incurred any circumstance or event which has had or may have a material adverse effect on the Acquired Business or any of the material Acquired Assets (provided that changes resulting from general economic conditions, Seller's prior announcement to employees of Seller's intention to sell or discontinue the Acquired Business or Seller's communication to customers of the transactions contemplated by this Agreement shall not constitute failure of the condition set forth in this Section 11.7).

       11.8 ALLOCATION AGREEMENT. Seller shall have executed the Allocation Agreement.

       11.9 ASSIGNMENT AGREEMENT. Seller will have executed the Assignment Agreement.

12. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER. The obligation of Seller to consummate this Agreement will be subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived by Seller in writing.

       12.1 REPRESENTATIONS. The representations and warranties made by Purchaser in Section 9 will be true and correct in all material respects on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date and Purchaser will deliver to Seller a certificate dated as of the Closing Date to the foregoing effect for Purchaser.

       12.2 COVENANTS. Purchaser will have performed in all material respects all of the covenants, acts or undertakings to be performed by it on or before the Closing Date, and Purchaser will deliver to Seller a certificate dated as of the Closing Date to the foregoing effect.

       12.3 CERTIFIED RESOLUTIONS. Purchaser will have delivered to Seller a certificate executed by duly authorized officers and containing true and correct copy of resolutions duly adopted by Purchaser's Board of Directors approving and authorizing the Purchaser Agreements and their consummation. Such officers will also certify that such resolutions have not been revoked or modified and remain in full force and effect.

       12.4 OPINION OF COUNSEL. An opinion of counsel for Purchaser will have been delivered to Seller, dated as of the Closing Date, in form and substance reasonably satisfactory to Seller and its counsel, and containing the opinions identified in Exhibit 5.

       12.5 NO INJUNCTION, ETC. No Proceeding or legislation will have been instituted, threatened or proposed to enjoin, or prohibit, or to obtain substantial damages in respect of this Agreement.

       12.6 CONSENTS, WAIVERS AND APPROVALS. Seller will have received a true and correct copy of each consent, waiver, release or approval obtained by Purchaser and required for its execution and consummation of this Agreement and each such consent, waiver, release or approval shall be in full force and effect.

       12.7 INCUMBENCY. Purchaser will have delivered a certificate of incumbency executed by the president and secretary of Purchaser confirming the authority of each officer of Purchaser who executes any of the Purchaser Agreements and any documents or instruments delivered at the Closing.

       12.8 ASSIGNMENT AGREEMENT. Purchaser will have executed the Assignment Agreement.

       12.9 ALLOCATION AGREEMENT. Purchaser shall have executed the Allocation Agreement.

13. MUTUAL COVENANTS. Each of the parties hereto will refrain from taking any action which would render any representation or warranty contained in this Agreement inaccurate as of the Effective Time. Each party will promptly notify the other of any action or proceeding that is instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.

14.    CLOSING.

       14.1 TIME AND PLACE. The Closing will be held by fax (with originals exchanged by overnight mail) at 9:00 a.m. (Seattle time) on the Closing Date, or at such other time or on such other date as the parties hereto may mutually agree. Notwithstanding anything in this Agreement or any agreement, document or instrument delivered by either Party at the Closing, the Closing shall be deemed to have been completed and shall become effective as of the Effective Time.

       14.2 TRANSACTIONS AT THE CLOSING. At the Closing, each of the following transactions will occur:

               (a)    Seller will deliver to Purchaser the following:

                      (i) such bills of sale, endorsements, assignments and other instruments of transfer as are necessary to vest in Purchaser all of Seller's right, title and interest in, to and under the Acquired Assets, free and clear of all Liens (except the Permitted Encumbrances); and

                      (ii) the certificates, opinion, agreements, instruments, documents, consents, waivers, releases, approvals and other documents required of Seller as described in Section 11.

               (b) Purchaser will deliver to Seller the certificates, opinion, agreements, consents, waivers, releases and approvals required of Purchaser as described in Section 12.

       14.3 CERTAIN DEFAULTS. If either Party fails or refuses to consummate the transactions set forth in this Agreement on or prior to the Closing Date, and if the non-defaulting Party is not then in material breach under terms of this Agreement, all other conditions to the non-defaulting Party's performance have been satisfied and the non-defaulting Party stands ready, willing and able to make tender of its deliveries required under Section 14.2, then, in addition to any other remedies available to the non-defaulting Party, the non-defaulting Party may invoke any equitable remedies to cause the consummation of the transactions set forth in this Agreement, including, without limitation, an action or suit for specific performance. If the Closing occurs and Purchaser fails or refuses to issue the Acquisition Shares (or pay cash in lieu thereof as required by Section 5.2) in accordance with Section 5 then, in addition to any other remedies available to Seller, Seller may invoke any equitable remedies to cause the consummation of such transactions, including, without limitation, an action or suit for specific performance.

15.    EMPLOYEES OF THE ACQUIRED BUSINESS.

       15.1 GENERAL. From the date hereof to the Effective Time, Seller will use reasonable efforts to maintain existing relations with the employees of the Acquired Business and, except as contemplated by this Agreement, Seller will not alter current personnel policies and practices applicable to such employees (Purchaser acknowledges that Seller previously communicated to employees Seller's intention to sell or discontinue the Acquired Business and offered termination-related packages to the current employees of the Acquired Business).

       15.2 TERMINATIONS. Seller has previously consented to Purchaser offering employment to the Designated Employees. With respect to those Designated Employees who accept Purchaser's offer to become employees of Purchaser as of December 1, 1997, Seller will terminate the employment of those Designated Employees at the Effective Time. With respect to those Designated Employees who do not accept Purchaser's offer of employment commencing
December 1, 1997 and those employees to whom no offer was extended, Seller will endeavor to retain such employees until December 31, 1997 (or such sooner time as such employees may become employees of Purchaser), and such employees shall be assigned to the transition of the Acquired Business to Purchaser at Purchaser's reasonable direction; provided, however, that nothing in this Agreement shall be deemed to be an obligation of Seller to retain any such employee in the event the employee terminates employment with Seller, and Purchaser shall reimburse Seller no later than January 31, 1998 for the aggregate wages, salary and benefit costs (including employer's share of related taxes) paid or payable by Seller to or on behalf of such Designated Employees and Wendy Colgan for the period from December 1, 1997 through the earlier of their date of termination or December 31, 1997; provided, however, that Purchaser shall have no obligation to reimburse Seller or compensate any employee for any severance benefits or bonuses payable to such employee.

16. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Except as provided in the following sentence, all representations and warranties made by Seller in Section 8 of this Agreement or by Purchaser in Section 9 of this Agreement, as applicable, will survive until the first (1st) anniversary of the Effective Time (or, in the case of deemed representations and warranties by Purchaser upon the issuance of Acquisition Shares, the first anniversary of the issuance of the applicable Acquisition Shares). The representations and warranties in Sections 8.1, 8.2, 8.3, 8.8, 8.9, 8.15, 8.16, 9.1, 9.2 and 9.3 shall survive indefinitely. No Indemnification Claim for breach of a representation or warranty in this Agreement may be brought by any person unless written notice of such claim is given on or prior to the expiration date for such representation or warranty pursuant to this Section (in which event each representation or warranty which is the subject of an Indemnification Claim will survive until such Indemnification Claim is finally resolved and all obligations with respect thereto are fully satisfied).

17.    TERMINATION.

       17.1 GROUNDS. This Agreement may, by notice given prior to or at the Closing, be terminated: (a) by either Seller or Purchaser if a material breach of any provision of this Agreement has been committed by the other Party and such breach has not been waived; (b) (i) by Purchaser if any of the conditions in Section 11 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Purchaser to comply with its obligations under this Agreement) and Purchaser has not waived such condition on or before the Closing Date; or (ii) by Seller, if any of the conditions in Section 12 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date; (c) by mutual consent of Purchaser and Seller; or (d) by either Purchaser or Seller if the Closing has not occurred (other than through the failure of any Party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before November 30, 1997, or such later date as the Parties may agree upon.

       17.2    EFFECT OF TERMINATION.  Each Party's right of termination under
Section 17.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 17.1, all further obligations of the Parties under this Agreement will terminate, except that the obligations in Sections 20 and 21.6 will survive; provided, however, that if this Agreement is terminated by a Party because of the breach of the Agreement by the other Party or because one or more of the conditions to the terminating Party's obligations under this Agreement is not satisfied as a result of the other Party's failure to comply with its obligations under this Agreement, the terminating Party's right to pursue all legal remedies will survive such termination unimpaired.

18. MISCELLANEOUS SERVICES. The Parties agree to take the actions described in

Schedule J from and after the Effective Time.

19.    INDEMNIFICATION.

       19.1 LOSSES. For purposes of this Section 19, "LOSSES" will mean all damages, losses, costs, expenses (including legal, accounting, investigation and other fees and expenses), interest, penalties, charges and liabilities.

       19.2 INDEMNIFICATION BY SELLERS. Seller shall indemnify, defend and hold harmless Purchaser from and against any Loss incurred by Purchaser related to or arising out of (a) the breach of any of the warranties, representations, covenants or agreements of Seller in the Seller Agreements, or (b) any Excluded Asset, or (c) any Excluded Liability, including without limitation (i) any liability arising out of the employment of the DealerNet Employees by Seller (including any benefits or compensation due or coming due to such employees) or the termination of the DealerNet Employees as contemplated by Section 15.2 (including pursuant to the termination-related packages previously offered by Seller), or (ii) any Proceeding by or on behalf of Martin S. Rood or Dealer Internet Services Corporation or one or more of its shareholders or other successors in respect of this Agreement or the transactions contemplated by this Agreement or the DealerNet Acquisition Agreement or the transactions contemplated by that agreement or the Rood Employment Agreement.

       19.3 INDEMNIFICATION BY PURCHASER. Purchaser shall indemnify, defend and hold harmless Seller from and against any Loss incurred by Seller related to or arising out of (a) the breach of any of the warranties, representations, covenants or agreements of Purchaser in the Purchaser Agreements, or (b) Purchaser's ownership or use of any Acquired Asset or responsibility for any Assumed Liability on and after the Effective Time, or (c) Purchaser's use of the Transition Assets during the Transition Period or Purchaser's access to Seller's facility in which the Transition Assets are located during the Transition Period.

       19.4 PROCEDURES FOR INDEMNIFICATION. An Indemnification Claim may be made by Indemnitee by delivery of a written declaration to Indemnitor requesting indemnification and specifying the basis on which indemnification is sought and the amount of asserted Losses and, in the case of a Third Party Claim, containing such other information as Indemnitee will have concerning such Third Party Claim.

               (b) If the Indemnification Claim involves a Third Party Claim the procedures set forth in Section 19.5 hereof will be observed by Indemnitee and Indemnitor.

               (c) If the Indemnification Claim involves a matter other than a Third Party Claim, the Indemnitor will have ten (10) days to object to such Indemnification Claim by delivery of a written notice of such objection to Indemnitee specifying in reasonable detail the basis for such objection.
Failure to timely so object will constitute acceptance of the Indemnification Claim by the Indemnitor and the Indemnification Claim will be paid in accordance with Section 19.4(d). If any objection is timely interposed by the Indemnitor and the dispute is not resolved within fifteen (15) days from the date Indemnitee receives such objection, such dispute will be resolved as provided in Section 21.13 of this Agreement.

               (d) Upon determination of the amount of an Indemnification Claim (including a Third Party Claim), whether by agreement between Indemnitor and Indemnitee, by an arbitration award or otherwise, Indemnitor will pay the amount of such Indemnification Claim within ten (10) days of the date such amount is determined.

       19.5    DEFENSE OF THIRD PARTY CLAIMS.

               (a) Should any Third Party Claim be made the obligations and liabilities of the parties with respect to such Third Party Claim will be subject to this Section 19.5.

               (b) Within a reasonable time (i.e., such time as will not prejudice the contest, defense, litigation, or settlement of a Third Party Claim) following the receipt of notice of a Third Party Claim, the party receiving the notice of the Third Party Claim will (i) notify the other party of its existence setting forth in writing and with reasonable specificity the facts and circumstances of which such party has received notice, and (ii) if the party giving such notice is an Indemnitee, specify in writing the basis hereunder upon which the Indemnitee's claim for indemnification is asserted and tendering defense of the Third Party Claim to Indemnitor.

               (c) If the defense of a Third Party Claim is so tendered and within ten (10) days thereafter such tender is accepted without qualification by the Indemnitor as evidenced by written notice to Indemnitee, then, except as provided below, the Indemnitee will not, and the Indemnitor will, have the right to contest, defend, litigate and settle such Third Party Claim. The Indemnitee will have the right to be represented by counsel of its own choice and at Indemnitee's expense to participate in any contest, defense, litigation or settlement conducted by the Indemnitor; provided that the Indemnitee will be entitled to reimbursement therefor if the Indemnitor loses its right to contest, defend, litigation and settle the Third Party Claim as provided below. Notwithstanding the preceding provisions of this Section 19.5, if the Third Party Claim is asserted against both of Indemnitor and Indemnitee and representation of both of them by the same counsel would be inappropriate due to actual or potentially differing interests between them, Indemnitee shall be entitled to retain the right to contest, defend or litigate such Third Party Claim as it relates to Indemnitee and will have the exclusive right, in its discretion exercised in good faith, and with the advice of counsel, to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable, provided that at least ten (10) days prior to any such settlement, written notice of its intention to settle will be given to the Indemnitee. If, pursuant to the preceding sentence, the Indemnitee so contests, defends, litigates or settles a Third Party Claim, the Indemnitee will be reimbursed by the Indemnitor for the reasonable attorneys' fees and other expenses of defending, contesting, litigating and/or settling the Third Party Claim which are incurred from time to time, promptly following the presentation to the Indemnitor of itemized bills for such attorneys' fees and other expenses.

               (d) The Indemnitor will lose its right to contest, defend, litigate and settle the Third Party Claim if it fails to diligently contest the Third Party Claim (except in connection with a settlement thereof in accordance with the terms hereof). So long as the Indemnitor has not lost its right to defend, contest, litigate and settle as herein provided, the Indemnitor will have the exclusive right to contest, defend and litigate the Third Party Claim and will have the exclusive right, in its discretion exercised in good faith, and with the advice of counsel, to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable, provided that at least ten (10) days prior to any such settlement, written notice of its intention to settle will be given to the Indemnitee.

               (e) All expenses (including without limitation attorneys' fees and expenses) incurred by the Indemnitor in connection with the foregoing will be paid by the Indemnitor.

               (f) No failure by an Indemnitor to acknowledge in writing its indemnification obligations under this Section 19 will relieve it of such obligations to the extent they exist. If an Indemnitee is entitled to indemnification against a Third Party Claim, and the Indemnitor fails to accept or assume the defense of a Third Party Claim pursuant to Section 19.5(c), or if, in accordance with the foregoing, the Indemnitor loses its right to contest, defend, litigate and settle such a Third Party Claim, the Indemnitee will have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith, and upon the advice of counsel, to contest, defend and litigate such Third Party Claim, and may, in its discretion exercised in good faith, and with the advice of counsel, settle such Third Party Claim, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable, provided that at least ten (10) days prior to any such settlement, written notice of its intention to settle is given to the Indemnitor. If, pursuant to this Section 19.5(f), the Indemnitee so contests, defends, litigates or settles a Third Party Claim for which it is entitled to indemnification hereunder, the Indemnitee will be reimbursed by the Indemnitor for the reasonable attorneys' fees and other expenses of defending, contesting, litigating and/or settling the Third Party Claim which are incurred from time to time, promptly following the presentation to the Indemnitor of itemized bills for such attorneys' fees and other expenses.

       19.6    LIMITATIONS.

               (a) All notices of Loss must be delivered to the Indemnitor prior to expiration of the applicable periods for the warranties and representations as set forth in Section 16 hereof.

               (b) Notwithstanding anything to the contrary herein, neither Seller nor Purchaser, as Indemnitor, will have any obligation until the aggregate of all Losses payable by the Indemnitor to the Indemnitee exceeds the Floor. Upon the aggregate of all Losses payable by the Indemnitor exceeding the Floor, Seller or Purchaser, as applicable, will be liable to the Indemnitee on a dollar-for-dollar basis from the first dollar.

               (c) The payment of any Loss hereunder will constitute an additional adjustment to the Purchase Price under Section 5.

               (d) An objection to a DeaterNet Revenue Statement will not be an Indemnification Claim and will not be subject to the Floor or the procedures set forth in this

Section 19.

               (e) In no event will the aggregate amount payable by Seller or Purchaser, as applicable, under this Section 19 exceed the amount of the Purchase Price actually received by Seller (with any Acquisition Shares valued at the Cobalt Share Price).

               (f) The sole and exclusive remedy of Seller or Purchaser for any matter related to or arising out of this Agreement, the transactions contemplated by this Agreement, or the negotiation, performance or breach of this Agreement (or any of the representations, warranties, covenants or agreements of the parties contained in this Agreement) shall be a claim for Indemnification pursuant to this Section 19.

               (g) In the event Seller becomes obligated to pay any amounts under this Section 19, then such amounts shall be paid in cash up to the full amount of the Cash Portion actually received by Seller and all amounts thereafter shall be paid in Acquisition Shares valued at the Cobalt Share Price.

20.    TRANSACTION EXPENSES.

       20.1 BROKERS. Seller and Purchaser each represent and warrant to the other that no broker or finder has acted for it in connection with this Agreement.

       20.2 EXPENSES. All expenses incurred by the parties in connection with or related to the authorization, preparation, negotiation and consummation of this Agreement and the agreements, documents or instruments contemplated hereby will be borne solely by the Party which has incurred the same.

21.    MISCELLANEOUS.

       21.1 ACCOUNTING RECORDS. From and after the Effective Time, Seller and its representatives will have reasonable access to all of the books and records included in the Acquired Assets, but only to the extent that such access may reasonably be required by such persons in connection with matters relating to or affected by the operations of the Acquired Business prior to the Effective Time. Such access will be afforded by Purchaser upon receipt of reasonable advance notice and during normal business hours. From and after the Effective Time, Purchaser and its representatives will have reasonable access to all of the books and records of the Acquired Business for the period prior to the Effective Time which are Excluded Assets, but only to the extent that such access may reasonably be required by such persons in connection with matters relating to or affected by the operations of the Acquired Business prior to the Effective Time (including in relation to any IPO). Such access will be afforded by Seller upon receipt of reasonable advance notice and during normal business hours.

       21.2 NOTICE. All notices, requests, demands and other communications hereunder will be in writing and will be deemed given and received (a) on the date of delivery when delivered by hand or when transmitted by confirmed simultaneous telecopy, (b) on the following business day when sent by receipted overnight courier, or (c) five (5) business days after deposit in the United States Mail when mailed by registered or certified mail, return receipt requested, first class postage prepaid, when addressed as set forth in Schedule F. Any party may change the address to which notices are to be sent to it by giving written notice of such change of address to the other parties in the manner above provided for giving notice.

       21.3 ASSIGNMENT; BINDING EFFECT. This Agreement may not be assigned by any of the parties hereto without the prior written consent of the other parties hereto. This Agreement will be binding upon the parties hereto and their respective heirs, successors and permitted assigns.

       21.4 HEADINGS; EXHIBITS AND SCHEDULES. The Section, Subsection and other headings in this Agreement are inserted solely as a matter of convenience and for reference, and are not a part of this Agreement. The Exhibits and Schedules attached hereto are a material part of this Agreement and are incorporated herein by this reference.

       21.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one counterpart has been signed by each party and delivered to the other party hereto.

       21.6 INTEGRATION OF AGREEMENT. This Agreement supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereunder; provided, however, that if the Closing does not occur for any reason, the Confidentiality Letter among the Parties dated October 6, 1997 shall survive according to its terms]. Neither this Agreement, nor any provision hereof, may be changed, waived, discharged, supplemented or terminated orally, but only by an agreement in writing signed by the party against which the enforcement of such change, waiver, discharge or termination is sought.

       21.7    TIME OF ESSENCE.  Time is of the essence in this Agreement.

       21.8 GOVERNING LAW. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Washington as applied to contracts executed and performed wholly within that state.

       21.9 DISCLOSURE. Purchaser and Seller each agree not to issue any press release or make any public announcement or other disclosure to competitors, customers, employees or any other person (except to employees and agents on a need-to-know basis in order to complete the transactions contemplated by this Agreement and who agree to maintain the confidentiality of the disclosed information) concerning this Agreement except as required by law or with the advance written approval of the other party, which approval will not be unreasonably withheld.

       21.10 PARTIAL ILLEGALITY OR UNENFORCEABILITY. Wherever possible, each provision hereof will be interpreted in such manner as to be effective under applicable law, but in case any one or more of the provisions contained herein will, for any reason, be held to be illegal or unenforceable in any respect, such illegality or unenforceability will not affect any other provisions of this Agreement, and this Agreement will be construed as if such illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

       21.11 SINGULAR OR PLURAL. All defined terms used herein will have the same meaning, whether used in the singular or plural form, unless the context clearly requires otherwise.

       21.12 NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement shall confer any rights upon any person other than the Parties and their respective heirs, successors and permitted assigns.

       21.13   ARBITRATION.

               (a) Any controversy, dispute or claim arising out of or relating to this Agreement (except an objection to a DealerNet Revenue Statement) will be submitted to arbitration in accordance with the commercial rules of the AAA, by which each party will be bound.

               (b) If the parties have not agreed during their negotiations on a single arbitrator to whom the controversy, dispute or claim will be submitted, either party may select an arbitrator and send written notice to the other party of the selection. The party receiving such notice will have 10 days from the date such party receives such notice of such selection to select a second arbitrator and send notice of such to the party who selected the first arbitrator. Failure to select the second arbitrator and to send timely notice, as provided above, empowers the arbitrator first selected to resolve the controversy. If both arbitrators have been duly named, they will as soon as is reasonably practicable (but within 30 days from the date the latter of the two arbitrators is named) name a third arbitrator who will not be from the Dayton, Ohio or Seattle, Washington metropolitan areas. The provisions of the Federal Rules of Civil Procedure which provide for discovery will be applicable to any such arbitration. The parties agree that such discovery must be completed within six (6) months after the claim has been filed with the AAA and service on the other party effected.

               (c) Any arbitration proceedings will be conducted in Denver, Colorado unless the parties otherwise agree.

               (d) The parties agree to be bound by the decision of the arbitrator and the decision thereof to be entered into any appropriate court or other jurisdiction. The prevailing party in the arbitration will be promptly reimbursed for its reasonable costs and fees (including attorneys' fees) incurred in connection with the arbitration and will not be responsible for the costs of arbitration.

       21.14 "PERSON." The term "person" will be broadly interpreted to include, without limitation, any corporation, partnership, association, limited liability company, other association, trust or individual.

       21.15 "BEST EFFORTS." The use of the term "best efforts" herein will in no event require any party to (a) expend funds which are not commercially reasonable in relation to the transactions contemplated hereby or (b) take, or cause to be taken, any action which would have a material adverse effect with respect to it.

       21.16 "INCLUDING." Whenever the term "including" is used in this Agreement, it will mean "including, without limitation," (whether or not such language is specifically set forth) and will not be deemed to limit the range of possibilities of those items specifically enumerated.

       21.17 FURTHER ASSURANCES. From and after the Closing, the parties agree, without further consideration, to execute and deliver promptly such further assignments, endorsements and other documents, and to take all such further actions, as either may from time to time reasonably request with respect to the transactions contemplated by this Agreement, and the fulfillment of any condition precedent to the obligations of either party waived by that party in order to consummate the Agreement. The parties also agree to promptly deliver to each other any assets they receive which properly are the property of the other party or an Affiliate.

22. CERTAIN CONSENTS. In the event any of the Contracts requires consent to assignment and such consent is not obtained prior to the Closing, then until such consent has been obtained or the applicable Contract terminates, the Contract shall not be deemed assigned to Purchaser but instead Purchaser shall be deemed to be Seller's subcontractor or the Parties shall make such other arrangements as necessary to assure Purchaser the benefits of the underlying Contract. In that event, Purchaser shall perform all obligations of Seller under the applicable Contract (except any arising out of a default or event on or prior to the Effective Time which with notice, lapse of time or both would constitute a default) and shall be entitled to all benefits from such Contract. The obligations to be performed by Purchaser shall be Assumed Liabilities for purposes of this Agreement and the benefits to inure to Purchaser shall be Acquired Assets for purposes of this Agreement.


                       [SIGNATURES CONTAINED ON FOLLOWING PAGE]

       The parties have executed this Agreement as of this ____ day of November, 1997.


                                        THE COBALT GROUP, INC.


                                        By:

                                        Title:



                                        THE REYNOLDS AND REYNOLDS COMPANY

                                        By:

                                        Title:

                                      SCHEDULE A

                                     DEFINITIONS

       "6/30/97 Balance Sheet" means the unaudited balance sheet of Purchaser as of the close of business on June 30, 1997.

       "Acquired Assets" has the meaning set forth in Schedule B.

       "Acquired Business" means the business operations of Seller's
"DealerNet" business unit, exclusive of Seller's used vehicles listings service. Purchaser acknowledges that, without limiting the operations that are not included within the Acquired Business, Seller's new car buying service, the services offered by Seller pursuant to the Used Vehicle Listings Agreement (as amended) between Seller and Microsoft Corporation, the CarPoint Virtual Retail Agreement between Seller and Microsoft Corporation, and the data extraction and related services performed by Seller are not included within the Acquired Business.

       "Acquisition Shares" means the Fixed Acquisition Shares and the Variable Acquisition Shares.

       "Act" means the Securities Act of 1933, as amended.

       "Affiliate" of a person means any other person who is controls, is controlled by or is under common control with the subject person.

       "Agreement" means this Acquisition and Investment Agreement.

       "Allocation Agreement" means an agreement in the form of Exhibit 6.

       "Annual Financial Statements" means the unaudited financial statements of Purchaser for the fiscal years ended December 31 of each of 1995 and 1996.

       "Applicable Laws" means all laws, rules, regulations, Orders, decrees, judgments, awards, covenants, restrictions and ordinances applicable to Seller or the Acquired Assets, the Assumed Liabilities, or the Acquired Business, or to Purchaser or its assets, liabilities or business, as applicable.

       "Approved Credit" has the meaning given such term in Schedule J.

       "Assignment Agreement" shall mean an agreement in the form of Exhibit 4.

       "Assumed Liabilities" means the executory obligations of Seller under the Contracts, excluding any obligations or liabilities arising from any breach or default thereunder by Seller.

       "Closing" means the closing of the transactions contemplated by Section 14.1.

       "Cash Portion" means the sum of $500,000.

       "Closing Date" means November 25, 1997 or such other date as the Parties may agree.

       "Cobalt Shares" means shares of Purchaser's $.01 par value common stock.

       "Cobalt Share Price" means (a) if the Triggering Event is the Private Financing, the price per Cobalt Share issued in the Private Financing (or, if other securities convertible into or exchangeable for Cobalt Shares are issued in the Private Financing, then the price per Cobalt Share at which such securities are convertible or exchangeable); or (b) if the Triggering Event is an IPO, a number equal to thirty-three percent (33%) of the per share price to the public of the Cobalt Shares offered in the IPO (or, if other securities convertible into or exchangeable for Cobalt Shares are issued in the IPO, then an amount equal to thirty-three percent (33%) of the price per Cobalt Share at which such securities are convertible or exchangeable).

       "Contracts" has the meaning set forth in the attached Schedule B.

       "Copyrights" means all copyrights in both published works and unpublished works.

       "DealerNet Acquisition Agreement" means that Acquisition Agreement dated as of June 15, 1995 among Dealer Internet Services Corporation, Crown Motors, Inc., Rood Motors, Inc., Peter M. Wilson, Martin S. Rood and Seller.

       "DealerNet Dealers" means those customers of the Acquired Business as of the Effective Time. The customers of the Acquired Business as of the date of this Agreement are identified in Schedule B-1. Seller will deliver at the Closing an amended Schedule B-1 to reflect the customers of the Acquired Business as of the Closing Date, and, in the event of any changes in the customers of the Acquired Business between the Closing Date and the Effective Time, Seller will deliver to Purchaser a further amended Schedule B-1 within ten
(10) days after the Effective Time.

       "DealerNet Employees" means those employees of Seller employed solely in connection with the Acquired Business as of the Effective Time.

       "DealerNet Financial Statements" means the unaudited product line financial statements of Seller's "DealerNet" business unit as of September 30, 1997.

       "DealerNet Revenues" means the sum of (a) 100% of all Service Revenues actually billed or becoming billable by or on behalf of Purchaser during the applicable period for services rendered or products provided during the applicable period from or on behalf of Other DealerNet Dealers; (b) 50% of all Service Revenues actually billed or becoming billable by or on behalf of Purchaser during the applicable period for services rendered or products provided during the applicable period from or on behalf of SET Dealers and GST Dealers; and (c) 100% of all net revenues actually billed or becoming billable during the applicable period with respect to banner advertisements appearing on the "DealerNet" site or the site of any DealerNet Dealers during the applicable period. For this purpose, "actually billed or becoming billable by or on behalf of Purchaser" shall include Service Revenues actually billed or becoming billable by any Affiliate, agent, assignee or contractor of Purchaser. Nothing in this Agreement shall require Purchaser to pursue or support any potential banner advertising opportunities. With respect to any DealerNet Dealers who have prepaid any Service Revenues with respect to any period after the Effective Time as set forth in Section 8.14 of the Disclosure Schedule, the Parties shall account for such Service
Revenues as if they were billed during the period to which they apply rather than pre-billed.

       "DealerNet Revenue Statement" means a written statement showing the DealerNet Revenues by customer for the applicable quarter and on a cumulative basis for all quarters identified in Section 5.1. Each DealerNet Revenue Statement shall contain such supporting information as Seller may reasonably require to verify Purchaser's determination of the applicable DealerNet Revenues.

       "Designated Employees" means those employees of the Acquired Business selected by Purchaser at its discretion to whom Purchaser has, as of the date of this Agreement, offered employment after the Effective Time.

       "Disclosure Schedule" means the attached Schedule D.

       "Documentation" means all user documentation, programming and technical documentation and manuals prepared by or on behalf of Seller and currently in use, whether in hard copy or written form or in machine-readable only format, which relate in any way to the Seller Software or the Source Code.

       "Effective Time" means 12:01 a.m. on December 1, 1997.

       "Equipment Lease" means an agreement in the form of Exhibit 2.

       "Excluded Assets" has the meaning set forth in Schedule C.

       "Excluded Liabilities" means all liabilities or obligations of Seller of any kind or character, whether known or unknown, absolute, contingent or otherwise, other than the Assumed Liabilities.

       "Exempt Indemnification Obligations" has the meaning set forth in
Section 19.6.

       "Fixed Acquisition Shares" means that number of Acquisition Shares determined by dividing (a) $300,000 by (b) the Cobalt Share Price. The Fixed Acquisition Shares shall be a series of preferred stock that shall have the following characteristics: (x) the shares shall be a series of preferred stock with the same rights as Cobalt Shares except as described in the following clauses

(y) and (z); (y) the shares shall have the same conversion rights as the preferred stock issued in the Private Financing (including price), or, if the Triggering Event is an IPO, the same conversion rights (including price) as in effect on the date of this Agreement with respect to Purchaser's Series A preferred stock; and (z) the shares shall have the same liquidation and redemption rights, if any, as the preferred stock issued in the Private Financing except that the shares shall rank in order of priority behind such preferred shares issued in the Private Financing, or, if the Triggering Event is an IPO, the same liquidation and redemption rights, if any, in effect as of the date of this Agreement with respect to Purchaser's Series A preferred stock, except that the shares shall rank in order of priority behind such Series A preferred stock.

       "Floor" means the sum of $50,000.

       "GAAP" means generally accepted accounting principles, consistently applied.

       "Governmental Authorization" means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Applicable Law.

       "Governmental Body" means any: (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

       "GST Dealers" means those DealerNet Dealers who are part of Gulf States Toyota. The GST Dealers are identified in Schedule B-1.

       "Indemnification Claim" means a claim for indemnification under Section
19.2 or Section 19.3.

       "Indemnitee" means a person seeking indemnification under Section 19.2 or Section 19.3.

       "Indemnitor" means a person against whom indemnification is sought under
Section 19.2 or Section 19.3.

       "Independent Auditors" means the certified public accounting firm of Ernst & Young.

       "Intellectual Property Intangibles" means Marks, Patents, Copyrights, Rights in Mask Works and Trade Secrets, including, without limitation, in each case the right to infringement and other claims related thereto and, where applicable, all registrations and related goodwill.

       "IPO" means a public offering of Cobalt Shares (or other securities convertible into or exchangeable for Cobalt Shares) by Purchaser for cash after which Cobalt Shares (or other securities convertible into or exchangeable for Cobalt Shares) are traded on a national securities exchange or in the over-the-counter market or by other public means.

       "Lease Assets" means those assets identified in Schedule G.

       "Lien" means any mortgage, pledge, hypothecation, claim, security interest, encumbrance, right or interest of others, lease, license, easement, encroachment, covenant, title defect, lien, option or right of first refusal.

       "Loss" has the meaning set forth in Section 19.1.

       "Marks" means all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications.

       "Most Recent Financial Statements" means the 6/30/97 Balance Sheet and an unaudited income statement for Purchaser from January 1, 1997 to June 30, 1997.

       "Order" means any award, decision, injunction, judgment, order, ruling subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other governmental authority or agency or any arbitrator.

       "Other DealerNet Dealers" means those DealerNet Dealers who are neither GST Dealers nor SET Dealers. The Other DealerNet Dealers are identified in Schedule B-1.

       "Ordinary Course of Business" means consistent with past custom and practice (including with respect to nature, quantity and frequency) in the normal day-to-day business operations of the applicable Party. Without limiting the scope of actions which are not in the Ordinary Course of Business, actions requiring approval of a Party's board of directors or any parent company shall not be in the Ordinary Course of Business.

       "Patents" means all patents, patent applications, and inventions and discoveries that may be patentable.

       "Parties" means Purchaser and Seller.

       "Payment Event" means the earliest to occur of the following: (a) the fifth (5th) anniversary of the Effective Time; or (b) any of the following (any of which may be waived in writing by Seller in its discretion): (i) a sale of substantially all of the assets of Purchaser; (ii) the transfer (whether by sale of stock, merger or original issuance of securities or a combination of such transactions) in one or a series of related transactions, of securities representing more than 50 percent (50%) of the voting power of Purchaser outstanding after such transactions; (iii) approval, authorization or payment of any distribution to shareholders (other than a dividend of Cobalt Shares); (iv) approval or consummation of any redemption of outstanding securities of Purchaser other than as permitted by the Shareholders Agreement or the mandatory redemption of Purchaser's Series A preferred shares pursuant to Purchaser's Articles of Incorporation; or (v) commencement (whether voluntary or involuntary) of a proceeding under any law relating to bankruptcy, insolvency, reorganization or relief from creditors, a general assignment for the benefit of creditors, appointment of a receiver, trustee, custodian, liquidator or similar official in respect of Purchaser or a substantial portion of its assets, or if Purchaser shall become unable to or shall admit its inability to pay its debts as they become due.

       "Permitted Encumbrances" means Liens for taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings and purchase money security interests.

       "Personal Property" means furniture, fixtures, machinery, equipment, leasehold improvements and other tangible personal property and all related warranties.

       "Private Financing" means a private offering of at least $1,000,000 in equity securities of Cobalt (it is currently expected that such securities will be preferred stock convertible into Cobalt Shares).

       "Proceeding" means an action, audit, claim, demand, suit, arbitration, grievance, or investigation (whether civil, criminal, administrative, informal or otherwise) commenced, conducted, heard by or otherwise involving any governmental authority or agency or arbitrator.

       "Pro Forma" means an income statement for the DealerNet business unit for the 1997 fiscal year which has been revised to eliminate certain one-time charges and certain other expenses that would not be charged to a stand-alone business.

       "Proprietary Rights" means any and all Copyrights, Patents, Trade Secrets, and confidential and proprietary information rights.

       "Purchase Price" means the Cash Portion and the Share Portion.

       "Purchaser" means The Cobalt Group, Inc., a Washington corporation.

       "Purchaser Financial Statements" means the Audited Financial Statements and the Most Recent Financial Statements.

       "Purchaser Agreements" means this Agreement and the other agreements, documents, certificates and instruments executed by Purchaser pursuant to, or in connection with, this Agreement.

       "Purchaser's Knowledge" means the actual knowledge of Purchaser's officers and directors.

       "Registration Agreement" means the Registration Agreement among Purchaser and certain shareholders dated as of February 28, 1997 (a copy of which is attached as Exhibit 1).

       "Rights in Mask Works" means all rights in mask works.

       "Rood Employment Agreement" means that Employment Agreement dated as of June 15, 1995 between Martin S. Rood and Seller.

       "Sale Transaction" means a sale of all or a material portion of the Acquired Assets.

       "Seller" means The Reynolds and Reynolds Company, an Ohio corporation.

       "Seller Agreements" means this Agreement and other agreements, documents, certificates and instruments executed by Seller pursuant to, or in connection with, this Agreement.

       "Seller's Knowledge" means the actual knowledge of Peter M. Wilson, Kevin M. Distelhorst or Daniel W. Dittman.

       "Seller Software" means all computer software and databases at any time created by or for the Acquired Business (including the software and databases created by or for the predecessor owner of the Acquired Business that were acquired by Seller), in all languages and versions, including all Source Code and object code, enhancements, modifications, revisions, upgrades and releases thereto created by or for the Acquired Business.

       "Service Revenues" means all web site service revenues. "Web site service revenues" includes, without limitation, revenues arising from (a) the design, construction, modification, hosting, support, maintenance or customization of dealer web sites (whether or not such sites are linked to or otherwise part of the "DealerNet" service) or links thereto (to the extent such links exist as of the Effective Time), (b) products or services provided to dealers for inclusion in their web sites, (c) products or services which allow or assist dealers to design, construct, modify, host, support, maintain or customize their web sites, and (d) subscription-type fees to participate in "DealerNet" or any other site hosted by Seller or any Affiliate, whether one-time or recurring, including revenues arising from products or services provided by Purchaser that were not provided by Seller prior to the Effective Time. Notwithstanding the foregoing, Service Revenues will not include dealer used vehicle listings service fees, inventory data collection fees or fees associated with the re-sale of services provided by persons other than Seller or an Affiliate. Where services and/or products that would result in Service Revenues if sold on a stand-alone basis are packaged with other products and/or services, the revenues received shall be allocated among the various products and services based on their respective list prices. If Purchaser grants discounts outside of the Ordinary Course of Business or otherwise violates clause (ii) of Section 5.4(a) with respect to any products or services that would result in Service Revenues, the Service Revenues shall be adjusted to reflect the amount that would have been received had discounts in the Ordinary Course of Business been granted.

       "SET Dealers" means those DealerNet Dealers who are part of Southeast Toyota. The SET Dealers are identified in Schedule B-1.

       "Share Portion" means that number of Acquisition Shares (or cash in lieu thereof) payable to Seller pursuant to Section 5.2.

       "Shareholders Agreement" means the Amended and Restated Shareholders Agreement for Purchaser dated as of May 18, 1995 and amended as of February 28, 1997, a copy of which is attached as Exhibit 7.

       "Source Code" means the source code, human-readable version of the Seller Software.

       "Technology" means any and all internally prepared flow charts and technical designs and documents created by or for Seller (or its predecessors in interest) in the process of creating the Seller Software and the Source Code.

       "Third Party Claim" means a claim, suit or proceeding, including binding arbitration or audit by a taxing authority, instituted against an Indemnitee which, if prosecuted successfully, would be a matter for which the Indemnitee would be entitled to indemnification under Section 19.2 or 19.3.

       "Third Party Software" means computer software and databases currently used and/or distributed by Seller in connection with the Acquired Business under license from third parties.

       "Trade Secrets" means all know-how, trade secrets, confidential information, customer lists, software, technical information, documentation, technology, data, process technology, plans, drawings, and blue prints.

       "Transition Assets" means those assets identified in Section 8.4 of the Disclosure Schedule.

       "Transition Period" means the period beginning as of the Effective Time and ending ninety (90) days after the Effective Time.

       "Triggering Event" means the first to occur of the Private Financing or an IPO that in either case closes on or before the fifth anniversary of the Effective Time. If neither the Private Financing nor an IPO closes on or before the fifth (5th) anniversary of the Effective Time, then there shall be no "Triggering Event".

       "Variable Acquisition Shares" means that number of Cobalt Shares determined by dividing (a) the difference of (i) sixty-six percent (66%) of DealerNet Revenues during the first twelve months following the Effective Time, less (ii) $800,000, by (b) the Cobalt Share Price; provided, however, that in no event shall the number of Variable Acquisition Shares be less than 0 or greater than the quotient of (x) $400,000, divided by (y) the Cobalt Share Price.

                                      SCHEDULE B

                                   Acquired Assets

       "Acquired Assets" means the following assets of Seller (as the same may change in the Ordinary Course of Business through the Effective Time):

       CONTRACTS. Those contracts, agreements, leases, licenses, and commitments which are identified on the attached Schedule B-2 (the "CONTRACTS").

       BOOKS AND RECORDS, ETC. All customer files and records, and all videos, catalogues, and other sales materials, in each case only to the extent related solely to the Acquired Business.

       INTELLECTUAL PROPERTY INTANGIBLES.  The following Intellectual Property
Intangibles:

               1.     Marks  -

                      (a)     "DealerNet.com" domain name
                      (b)     "DEALERNET" Trademark (U.S. Regis. No. 1,915,360)
                      (c) "DEALERNET" Trademark (Canadian Application Serial No. 819,353)
                      (d) "DEALERNET" Trademark (U.K. Application Serial No. 2,107,667)

               2.     Patents - None

               3.     Copyrights - All copyrights in the Seller Software

               4.     Rights in Mask Works - None

               5. Trade Secrets - All know-how, trade secrets, and technical information solely used in or related to the Acquired Business, the customer list for the Acquired Business (as set forth in Schedule B-1), the Seller Software, the Documentation, the Technology, and the rights of Seller under those Contracts identified in
                      Section 8.9(a) of the Disclosure Schedule. Trade Secrets include without limitation the following:

                      (a)     Fax Merge Application (Annex 1)
                      (b)     Perl Libraries (Annex 2)
                      (c)     Cgi Scripts (Annex 3)
                      (d)     TexPress Databases (Annex 4)
                      (e)     Texhtml Applications (Annex 5)
                      (f)     Archived Web Content (Annex 6)
                      (g)     Web Content Directories (Annex 7)